Exhibit 99.1

CONSENT OF KANTAR

We hereby consent to the use of our firm’s name, Kantar, in the Registration Statement on Form S-l of LegalZoom.com, Inc. (the “Company”) in connection with the registration of shares of the Company’s common stock, and any amendments thereto, including the prospectus contained therein (the “Registration Statement”), to the inclusion of quotations or summaries of, or references in the Registration Statement to, information contained in the report prepared for and supplied to the Company by Kantar, and to being named as an expert in the Registration Statement (and being included in the caption “Experts” in the Registration Statement). We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

We further wish to advise that Kantar was not employed on a contingent basis at the time of preparation of our report, and is not at present, and that neither Kantar nor any of its employees had or now has a substantial interest in the Company or any of its subsidiaries or affiliates.

Kantar LLC

By:	/s/ Ashutosh Bhartia
Name:	Ashutosh Bhartia
Title:	Commercial Director

Date:	April 26, 2019